EXHIBIT 10.44

AMENDMENT TO EMPLOYMENT AGREEMENT


      This Amendment to Employment Agreement ("Amendment") is by and between Midcoast Energy Resources, Inc. ("Employer" or "Midcoast") and Richard Robert ("Employee") and is entered into this eighth day of April, 1996 ("Effective Date").
      WHEREAS effective April 30, 1994, Employer and Employee entered into an Employment Agreement ("Agreement"); and
      WHEREAS Employer and Employee desire to amend certain terms of the Agreement to make it conform to the intent of the parties.

      NOW, THEREFORE, for and in consideration of the mutual
covenants and promises set forth herein, the parties hereby agree as follows:
1. Section 5(A) shall be deleted from the Agreement and replaced with the following:
      A.    Base Salary.      Beginning April 1,  1996, Employee's base
salary ("Salary") shall be Sixty-Nine Thousand, and No/100 Dollars ($69,000.00), payable in equal semi-monthly installments of Two Thousand, Eight Hundred and Seventy-five/100 Dollars ($2,875.00) each. Each year thereafter, on the anniversary date of this Agreement, Employee's Salary shall be increased a minimum of ten percent (10%) per annum. Employer shall make appropriate deductions from Employee's Salary for customary withholding taxes and other employment taxes as required for salaried compensation under Federal and State tax laws. Employee's Salary shall be in addition to any bonuses (in cash or stock), which shall be given from time to time at the discretion of the President.

      2. The first sentence of Section 5(B) of the Agreement shall be revised to read as follows:

Upon execution of the Amendment and in order to further encourage Employee to remain in the service of Employer, Employee is hereby awarded two thousand (2,000) shares of Employer's Common Stock, $.01 par value per share (the "Common Stock"), all of which shall be issued as of the Effective Date. However, if Employee's employment with the Company should terminate for any reason, other than by reason of death or disability, during the time periods indicated below, then the Company shall have the option (the "Repurchase Option"), exercisable in its sole discretion, to purchase from Employee up to the number of Shares set forth below (subject to adjustment for stock splits, combinations, and the like) for a purchase price equal to the number of Shares being purchased times the then current par value per share (the "Purchase Price"):

Date of Termination                               Number of Shares
                                                Subject to Purchase

April 1, 1996 through March 31, 1997                        2,000
April 1, 1997 through March 31, 1998                        1,333
April 1, 1998 through March 31, 1999                          666

The Company shall have thirty (30) days after the date of termination of Employee's employment to notify Employee in writing of its election to exercise the Repurchase Option, and shall deliver to Employee along with such written notice cash in the amount of the Purchase Price and, if applicable, a stock certificate evidencing the number of Shares remaining in Employee's name after the purchase of Shares by the Company. Notwithstanding any provision herein to the contrary, the Repurchase Option shall terminate in the event that the Company ceases to operate for any reason, sells a controlling interest in its stock, or enters bankruptcy proceedings. Shares which are subject to the Repurchase Option shall not be transferable by Employee.

The remainder of Section 5(B) shall remain a part of the Agreement and shall not be affected by the execution of this Amendment.

3.    This Section 5(E) shall be added to the Agreement.

      C.    Tax Reimbursement.    Employer shall reimburse Employee
for the federal income tax liability, including, without limitation, federal income taxes, social security tax, medicare tax, and other such taxes, incurred by Employee which is attributable solely to the issuance of the Shares. It is understood that Employee will elect pursuant to section 83(b) of the Internal Revenue Code to include all compensation related to the 2,000 shares received under this Amendment in the current taxable year. Employer, as required by Federal law, shall submit the required withholding at the then current required withholding tax rate and as well as any other applicable payroll taxes to the Internal Revenue Service or the appropriate taxing authorities (the "Tax Deposits"), at no expense to Employee, on a timely basis.

3. Section 8(B) shall be deleted from the Agreement and replaced with the following:

B.    Other Agreements.       This Agreement constitutes the entire
agreement between the parties hereto, expressly superseding all prior understandings, committments, and agreements other than those expressly referred to in this Agreement, whether written or oral, between Employer and Employee; provided however, that Employer and Employee agree that the Shareholder's Agreement dated April 30, 1994, shall not be superseded by this Agreement or the Amendment thereto and shall remain in full force and effect.

4. All other provisions of the Agreement shall remain in full force and effect and shall not be affected by this Amendment.

In Witness Hereof, the parties hereto have executed this Amendment on this Eighth day of April, 1996.

                                    EMPLOYER:
                                    Midcoast Energy Resources, Inc.


                                    By:
                                          Dan C. Tutcher, President


                                    EMPLOYEE:



                                          Richard Robert